ANSWERTHINK, INC.
                             LISTING OF SUBSIDIARIES

                                                      JURISDICTION OF

ANSWERTHINK, INC.                                         FLORIDA

SUBSIDIARIES

UbiComs EOOD                                              Bulgaria
Scott Mednick & Associates                                California
AnswerThink Florida, Inc. f/k/a UbiComs, Inc.             Delaware
Net Cube of Delaware f/k/a Anzen Corporation              Delaware
THINK New Ideas, Inc.                                     Delaware
UbiCube Acquisition Corp.                                 Delaware
UbiCube Group, Inc.                                       Delaware
CFT Consulting, Inc.                                      Florida
GCSB Acquisition Corporation                              Florida
Epic Acquisition Corporation                              Florida
Infinity Consulting Group, Inc.                           Indiana
NetComs Entertainment, Inc.                               Maine
NetComs USA, Inc.                                         Maine
Advis Acquisition Corporation                             Massachusetts
Legacy Technology, Inc.                                   Massachusetts
Delphi Partners, Inc.                                     New Jersey
Net Cube of New Jersey f/k/a Office of the                New Jersey
Future
On Ramp, Inc.                                             New York
SD Goodman Group, Inc.                                    New York
The Hackett Group, Inc.                                   Ohio
triSpan, Inc.                                             Pennsylvania
Group Cortex, Inc.                                        Pennsylvania
Answerthink Limited                                       United Kingdom
NetComs Europe Limited                                    United Kingdom
NetComs Entertainment, Ltd.                               United Kingdom
RDI UbiComs Limited                                       United Kingdom